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                          [TOMKINS PLC LETTERHEAD]



FOR IMMEDIATE RELEASE
---------------------

TOMKINS PLC COMMENCES TENDER OFFER FOR STANT CORPORATION
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					Contact: Anthony Spiro
                                                 Tomkins PLC
                                                 011-44-181-871-4544
                                                       -or-
                                                 Brian J. Rafferty
                                                 Taylor Rafferty Associates
                                                 212-889-4350


London, April 11, 1997--Tomkins PLC (NYSE:TKS), today announced that it has commenced a cash tender offer for all outstanding shares of common stock of Stant Corporation (NASDAQ:STNT) at $21.50 per share.

The Offer is being made pursuant to the previously announced Merger Agreement between Tomkins Corporation, a wholly owned subsidiary of Tomkins, and Stant. The offer is conditioned upon, among other things, the tender of a majority of the fully diluted shares.

Bessemer Capital Partners, L.P., the beneficial owner of approximately 56.9 percent of the outstanding Stant shares, being 50.1 percent of the fully diluted shares, has agreed to tender such shares pursuant to the offer.

The offer and withdrawal rights are scheduled to expire at 12:00 midnight (NYC time) on Thursday, May 8, 1997.